EXHIBIT 10.4

WORONOCO SAVINGS BANK

DIRECTORS’ RETIREMENT PLAN
Effective June 19, 2002

WORONOCO SAVINGS BANK

DIRECTORS’ RETIREMENT PLAN

WORONOCO SAVINGS BANK

DIRECTORS’ RETIREMENT PLAN

ARTICLE I

PURPOSE

1.1  PURPOSE.    The purpose of the Woronoco Savings Bank Directors’ Retirement Plan is to provide a benefit upon termination of service or death for Directors of Woronoco Savings Bank (and their Beneficiaries). It is intended that the Plan will aid in retaining and attracting Directors of exceptional ability.

ARTICLE II

DEFINITIONS

In this Plan, whenever the context so indicates, the singular or the plural number and the masculine or feminine gender shall be deemed to include the other, the terms “he,” “his,” and “him,” shall refer to a Participant and, except as otherwise provided, or unless the context otherwise requires, the capitalized terms shall have the following meanings:

2.1  ACTUARIAL EQUIVALENT.    “Actuarial Equivalent” means the present value of the applicable benefit, using a discount rate equal to the mid-term Applicable Federal Rate (determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended), compounded monthly.

2.2  BANK.    “Bank” means Woronoco Savings Bank and its successors.

2.3  BENEFICIARY.    “Beneficiary” means the person, persons or entity designated by the Participant or, as provided in Article VI, to receive any benefits payable under the Plan.

2.4  BOARD OF DIRECTORS.    “Board of Directors” means the Board of Directors of Woronoco Savings Bank.

2.5  CHANGE IN CONTROL.    “Change in Control” means an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Change in Bank Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation (“FDIC”) at 12 C.F.R. § 303.4(a) with respect to the Bank and the Board of Governors of the Federal Reserve System (“FRB”) at 12 C.F.R. § 225.41(b) with respect to the Company, as in effect on the date hereof; or (iii) results in a transaction requiring prior FRB approval under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder by the FRB at 12 C.F.R. § 225.11, as in effect on the date hereof except for the Company’s acquisition of the Bank; or (iv) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 20% or more of the Bank’s or the Company’s outstanding securities except for any securities of the Bank purchased by the Company in connection with the conversion of the Bank to the stock form and any securities purchased by any tax qualified employee benefit plan of the Bank; or (B) individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction occurs in which the Bank or Company is not the resulting entity; or (D) solicitations of shareholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank or similar transaction with one or more corporations, as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company, shall be distributed; or (E) a tender offer is made for 20% or more of the voting securities of the Bank or the Company.

2.6  COMMITTEE.    “Committee” means the Personnel and Compensation Committee of the Board of Directors.

2.7  COMPANY.    “Company” means Woronoco Bancorp, Inc.

2.8  DIRECTOR.    “Director” means an active member of the Board of Directors and shall not include Emeriti Directors.

2.9  JUST CAUSE.    “Just Cause” means a Director’s deliberate dishonesty with respect to the Bank or its affiliates, conviction of a crime involving moral turpitude, or gross or willful failure to perform (other than on account of a medically determinable disability) a substantial portion of his duties or responsibilities as a Director.

2.10  NORMAL RETIREMENT AGE.    “Normal Retirement Age” means age 65.

2.11  PARTICIPANT.    “Participant” means any eligible Director who participates in the Plan pursuant to Section 3.1 of the Plan.

2.12  PLAN.    “Plan” means this Woronoco Savings Bank Directors’ Retirement Plan, as amended from time to time.

2.13  RETIREMENT BENEFIT.    “Retirement Benefit” means the benefit determined in accordance with Section 4.1 or 4.2 of the Plan, as applicable.

2.14  YEAR OF SERVICE.    “Year of Service” means the full 12-consecutive month period commencing on the date the Director began service with the Board of Directors and each successive 12-month period thereafter.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1  ELIGIBILITY AND PARTICIPATION.    Eligibility to participate in the Plan is limited to those Directors who are not employees of the Bank. All eligible Directors shall be Participants in the Plan.

ARTICLE IV

BENEFITS

4.1  NORMAL RETIREMENT BENEFIT.    Upon a Participant’s termination from service with the Board of Directors at or after his Normal Retirement Age, other than on account of Just Cause, the Participant shall be entitled to an annual Retirement Benefit equal to the product of one thousand dollars ($1,000.00) multiplied by the Participant’s Years of Service (up to a maximum of fifteen (15) Years of Service).

4.2  EARLY RETIREMENT BENEFIT.    In the event a Participant terminates service with the Board of

Directors prior to his Normal Retirement Age, other than on account of Just Cause, but after having completed five (5) Years of Service, the Participant shall be entitled to an annual Retirement Benefit equal to the benefit determined in accordance with Section 4.1 of the Plan.

4.3  CHANGE IN CONTROL BENEFIT.    In the event of a Change in Control, each Participant in the Plan shall be treated as if he had attained his Normal Retirement Age and completed fifteen (15) Years of Service as of the date of the Change in Control, regardless of his actual number of Years of Service, and his benefit shall then be calculated in accordance with Section 4.2 of the Plan, without regard to the five (5) year service requirement.

4.4  VESTING OF DEFERRED BENEFIT ACCOUNT.    A Participant shall be 100% vested in his Retirement Benefit at all times.

4.5  TERMINATION FOR JUST CAUSE.    Notwithstanding any other provision of this Plan, a Participant who terminates service on account of Just Cause, shall not be entitled to any benefit under this Plan.

ARTICLE V

PAYMENT OF BENEFITS

5.1  PAYMENT OF BENEFITS UNDER SECTION 4.1.    The benefit determined in accordance with Section 4.1 of the Plan shall be paid to the Participant in annual installments for a period of ten (10) years (10 installments), commencing on the first business day of the first month following the Participant’s termination from service.

5.2  PAYMENT OF BENEFITS UNDER SECTION 4.2.    The benefit determined in accordance with Section 4.2 of the Plan shall be paid to the Participant in annual installments for a period of ten (10) years (10 installments), commencing on the first business day of the first month following the date the Participant attains his Normal Retirement Age. Notwithstanding the foregoing provision of this Section 5.2, a Participant may request that the Committee allow his benefit to commence prior to the attainment of his Normal Retirement Age. In the event the Committee permits early distribution of the benefit, the payment of benefits shall commence on the date established by the Committee and shall continue annually for ten years (10 payments) and the value of the benefit shall equal the Actuarial Equivalent of the benefit that would have otherwise commenced following the Participant’s attainment of his Normal Retirement Age.

5.3  PAYMENTS UPON DEATH.    Upon the death of a Participant, the Bank shall pay to the Participant’s Beneficiary an amount determined as follows:

a)  If the Participant dies after benefit payments have commenced under Section 5.1 or 5.2 of the Plan, then the Participant’s Beneficiary shall receive, in a single lump sum payment, the Actuarial Equivalent of the remaining payments that would have been made to the Participant had he survived until the last payment due to him was paid. The payment to the Participant’s Beneficiary under this Section 5.3(a) shall be made within ninety (90) days of the date of the death of the Participant.

b)  If the Participant, who otherwise would have been entitled to a benefit under Section 4.1 or 4.2 of the Plan had he retired on his date of death, dies prior to the commencement of benefit payments under Section 5.1 or 5.2 of the Plan, then the Participant’s Beneficiary shall receive, in a single lump sum payment, the Actuarial Equivalent of the payments that would have been made to the Participant had he survived until the last payment due to him was paid. The payment to the Participant’s Beneficiary under this Section 5.3(a) shall be made within ninety (90) days of the date of the death of the Participant.

5.4  PAYMENTS UPON A CHANGE IN CONTROL.    Within thirty (30) days of the effective date of the Change in Control, each Director who is eligible for the retirement benefit under Section 4.3 of the Plan shall deliver to the Bank a form, attached to this Plan as Appendix A, and make an election regarding the time and manner of the payment of the benefit. In the event of the death of a Director prior to receipt of the benefits due him upon a Change in Control, such Director’s surviving spouse or his estate, as the case may be, shall receive such benefits in the same manner as elected by the Director.

ARTICLE VI

BENEFICIARY DESIGNATION

6.1  BENEFICIARY DESIGNATION.    Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both principal as well as contingent) to whom payment under this Plan shall be paid in the event of his death prior to complete distribution of the Retirement Benefit due him under the Plan. Any Participant Beneficiary designation shall be made in a written instrument filed with the Committee and shall be effective only when received in writing by the Committee.

6.2  CHANGE OF BENEFICIARY.    Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Committee. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

6.3  NO PARTICIPANT DESIGNATION.    If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s designated Beneficiary shall be deemed to be the person or persons surviving him in the first of the following classes in which there is a survivor, share and share alike:

a)  The surviving spouse;

b)  The Participant’s children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

c)  The Participant’s estate.

6.4  EFFECT OF PAYMENT.    The payment to the deemed Beneficiary shall completely discharge the Bank’s obligations under this Plan.

ARTICLE VII

ADMINISTRATION

7.1  COMMITTEE; DUTIES.    This Plan shall be administered by the Committee. Members of the Committee may be Participants under this Plan.

7.2  AGENTS.    The Committee may appoint an individual to be the Committee’s agent with respect to the day-to-day administration of the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Bank.

7.3  BINDING EFFECT OF DECISIONS.    The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and binding upon all persons having any interest in the Plan.

7.4  INDEMNITY OF COMMITTEE.    The Bank shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses or other liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Committee.

ARTICLE VIII

CLAIMS PROCEDURE

8.1  CLAIM.    Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

8.2  DENIAL OF CLAIM.    If the claim or request is denied, the written notice of denial shall be made within ninety (90) days of the date of receipt of such claim or requested by the Committee and shall state:

a)  The reason(s) for the denial, with specific references to the Plan provisions on which the denial is based.

b)  A description of any additional material or information required and an explanation of why it is necessary.

c)  An explanation of the Plan’s claim review procedure.

8.3  REVIEW OF CLAIM.    Any person whose claim or request is denied or who has not received a response within ninety (90) days may request review by notice given in writing to the Committee within sixty (60) days of receiving a response or one hundred fifty (150) days from the date the claim was received by the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4  FINAL DECISION.    The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of a request for review. If an extension of time is required for a hearing or due to other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days after the Committee’s receipt of a request for review. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

9.1  AMENDMENT.    The Board of Directors may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict any Retirement Benefit under the Plan.

9.2  TERMINATION OF PLAN.    The Board of Directors may at any time terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Bank.

ARTICLE X

MISCELLANEOUS

10.1  UNSECURED GENERAL CREDITOR.    Participants and their Beneficiaries, heirs, successors and assigns shall have no secured interest or claim in any property or assets of the Bank. Any and all of the Bank’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Bank. The Bank’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Bank to pay money in the future. The Bank shall have no obligation under this Plan with respect to individuals other than the Bank’s Directors.

10.2  NON-ASSIGNABILITY.    Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.3  NOT A CONTRACT FOR SERVICE.    The terms and conditions of this Plan shall not be deemed to constitute a contract of service between the Bank and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Bank except as may otherwise be specifically provided for herein.

10.4  PARTICIPANT COOPERATION.    A Participant will cooperate with the Bank by furnishing any and all information requested by the Bank in order to facilitate the payment of benefits hereunder and by taking such physical examinations and such other actions as may be requested by the Bank.

10.5  TERMS.    Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.6  CAPTIONS.    The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.7  GOVERNING LAW.    The provisions of this Plan shall be construed and interpreted according to the laws of Massachusetts.

10.8  VALIDITY.    In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.9  NOTICE.    Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee, the President of the Bank or the Bank’s Statutory Agent. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.

10.10  SUCCESSORS.    The provisions of this Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Bank and successors of any such corporation or other business entity.

IN WITNESS WHEREOF, and pursuant to the resolution of the Board of Directors of the undersigned corporation, such corporation has caused this instrument to be executed by its duly authorized officer effective as of June 19, 2002.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

Witness:	DIRECTOR

By:

Witness:	WORONOCO SAVINGS BANK

By:
For the Entire Board of Directors

Appendix A

Election of Payment Method after a Change in Control

AGREEMENT, made this              day of             ,             , by and between              (the “Director”) and Woronoco Savings Bank (the “Bank”) and its successors, with respect to distribution of the Director’s Retirement Benefits that have accrued under the Woronoco Savings Bank Directors’ Retirement Plan and have or become payable due to a Change in Control.

NOW THEREFORE, it is mutually agreed as follows:

1.  Form of Payment.    The Employee shall receive his Retirement Benefits in cash that is paid in one lump sum equal to the present value of ten (10) years of the benefit he would have received under Section 4.3 of the Plan.

in equal annual payments over a period of ten years.

2.  Time of Payment.    The Employee shall begin to receive Retirement Benefits as soon as practicable after

A Change in Control closes.

the January 1st after a Change in Control closes.

the annual anniversary of the January 1st after a Change in Control closes.

3.  Frequency of Payment.    Unless paid in a lump sum, the Retirement Benefits shall be paid on an annual basis.

4.  Effect of Election.    The elections made in paragraphs 1 and 2 hereof shall become irrevocable on the date 30 days before the closing of a Change in Control. The Director may at any time and from time to time change his designation of, and manner of payment to, a Beneficiary. Such election shall, however, become irrevocable upon the Director’s death.

5.  Mutual Commitments.    The Bank agrees to make payment of all amounts due the Director in accordance with the terms of the Plan and the elections made by the Director herein. The Director agrees to be bound by the terms of the Plan, as in effect on the date hereof and as properly amended hereafter. The parties recognize and agree that this Agreement supersedes and nullifies any prior distribution election to the extent it is inconsistent herewith.

Director